Exhibit 99.1

For additional information, contact: Robert W. Dumas President and CEO (334) 821-9200

Press Release – April 27, 2018

Auburn National Bancorporation, Inc. Reports

Completion of the Redemption of Trust Preferred Securities

AUBURN, Alabama – Auburn National Bancorporation (the “Company”) (Nasdaq: AUBN) today announced that the Auburn National Bancorporation Capital Trust I (the “Trust”) formally redeemed all of its issued and outstanding capital securities at par. The Company had repurchased $4.0 million par amount of capital securities issued by the Trust in October 2016, at a discount. The additional amount paid today for capital securities not previously purchased by the Company was approximately $3.0 million, including accrued and unpaid distributions. All junior subordinated debentures related to the Trust were redeemed and retired as a result of this action.

The Company now has no outstanding trust preferred securities or junior subordinated debentures, and the Trust has been dissolved.

About Auburn National Bancorporation

The Company is the parent company of AuburnBank (the “Bank”), with total assets of approximately $831 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System and has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates 8 full-service branches in Auburn, Opelika, Valley and Notasulga, Alabama. The Bank also operates a loan production office in Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.